Exhibit 99.1

News Release	Bayer AG Communications, Government Relations & Corporate Brand 51368 Leverkusen Germany Tel. +49 214 30-0 www.news.bayer.com

Bayer successfully closed syndication of USD 56.9 billion acquisition facilities

Leverkusen, October 12, 2016 — The acquisition facilities of USD 56.9 billion that Bayer had agreed with five underwriter banks (BofA Merrill Lynch, Credit Suisse, Goldman Sachs, HSBC and JP Morgan) prior to announcement of the Monsanto acquisition has now been successfully syndicated within the group of Bayer’s core relationship banks.

Banks were invited for two ticket sizes, USD 4.5 billion as Bookrunner and Mandated Lead Arranger and USD 1.125 billion as Lead Arranger.

More than 20 banks joined the facilities leading to about 40% oversubscription in the syndication. “This commitment from our relationship banks makes us proud and demonstrates the support that we have for this transaction,” said Johannes Dietsch, CFO of Bayer.

Pricing and terms remain confidential.

Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com.

Contact:

Günter Forneck, phone +49 214 30-50446

Email: guenter.forneck@bayer.com

Christian Hartel, phone +49 214 30-47686

Email: christian.hartel@bayer.com

fo                          (2016-0254E)

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer.  In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto.  In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction.  Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.